Exhibit 23.2

Sam Darwish	Our ref:	1071164856/364-2
Chairman and Group CEO
IHS Towers Limited
1 Cathedral Piazza
123 Victoria Street London SW1E 5BP, UK		19 July 2021

Dear Sam

Reference is made to the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by IHS Towers Limited (the “Company”) with the U.S. Securities and Exchange Commission. We hereby consent to all references to our name in the Registration Statement under the sections titled “Market and Industry Data,” “Prospectus Summary,” “Industry,” “Business” and “Experts” and to the use of the statistical data supplied by us and included in the Registration Statement in the tables set forth under the section titled “Industry” and in the fourth and fifth columns of the tables set forth under the sections titled “Prospectus Summary—Overview—Our Business— IHS Towers Overview by Country” and “Business—IHS Towers Overview by Country”.

We advise the Company that our role as industry expert has been limited to the provision of such statistical data supplied by us. We have not undertaken an independent review of any other information disclosed in the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts”.

Yours faithfully,

Signed:

Name:	Chris Stanford-Beale

Title:	Managing Partner and Board Director

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